Exhibit 4.29

Flyme Auto Intelligent Cockpit Solution License Agreement

ECARX (Hubei) Tech Co., Ltd.

and

Hubei Xingji Meizu Group Co., Ltd.

The Flyme Auto Intelligent Cockpit Solution License Agreement (hereinafter referred to as 'the Agreement') is signed by the following parties on the 15 day of 11 month in 2023 ('Signing Date'):

（1）ECARX (Hubei) Tech Co., Ltd. (Unified Social Credit Code: 91420100MA4F1WGW4L), contact address 16th floor, T2, CES West Bund Center, 277 Longlan Road, Xuhui District, Shanghai (hereinafter referred to as 'ECARX');

（2）Hubei Xingji Meizu Group Co., Ltd. (Unified Social Credit Code: 91420100MABNRBYJ7F), contact address Meizu Technology Building, Technological Innovation Coast, Tangjiawan, Xiangzhou District, Zhuhai (hereinafter referred to as 'Xingji Meizu')

(ECARX and Xingji Meizu are referred to as the 'party' separately and the 'parties' collectively)

Whereas:

（1）ECARX and Xingji Meizu have signed a 'Strategic Cooperation Agreement' on November 15, 2023. The parties have established a strategic cooperation relationship for the application, promotion, and sales of the Flyme Auto Intelligent Cockpit Solution (specifically defined below), and have agreed on some basic principles of cooperation in the aforementioned 'Strategic Cooperation Agreement'.
（2）According to the 'Strategic Cooperation Agreement', Xingji Meizu agrees to grant ECARX priority authorization under the terms and conditions of the 'Strategic Cooperation Agreement' and the Agreement for the application, promotion, and sales of the Flyme Auto Intelligent Cockpit Solution in the automotive field, and the parties shall further sign specific implementation agreements to realize the cooperation mode and work execution details.
（3）For this purpose, the parties have reached a consensus through negotiation and signed the Agreement to clarify the rights, obligations, and responsibilities of the parties.

Article 1Definitions

1.1Flyme Auto Intelligent Cockpit Solution: the automotive intelligent cockpit solution designed and developed by Xingji Meizu and its affiliates, including: Flyme Auto, Flyme Auto Service; the solution for different vehicle model projects shall be subject to the vehicle model project agreement signed by the parties. For the purposes of the Agreement, affiliates of Xingji Meizu refer to companies or entities directly or indirectly controlled by Dreamsmart Technology Pte. Ltd.; the term 'control' in the preceding sentence means: (1) holding more than 50% of the equity or voting rights; (2) or although holding less than 50% of the equity or voting rights directly or indirectly, having the right to appoint more than half of the Board of Directors or similar personnel of such companies or entities, or (3) having the right to determine the business direction and operational decisions of such companies or entities through a series of arrangements such as agreements.
1.2Flyme Auto: an extension of the Flyme smartphone operating system in the field of intelligent cockpits, an OS operating system created by Xingji Meizu and its affiliates specifically for automotive intelligent cockpits. It will continue the design concept of Alive Design, providing a smooth, intelligent, interconnected, and ecologically rich intelligent cockpit solution for global brands; creating a multi-terminal, all-scenario, immersive fusion experience for users. The scope and manner of providing Flyme Auto for different vehicle model projects shall be subject to the technical agreement signed by the parties for the vehicle model project.
1.3Flyme Auto Service: a collection of functions refined based on Flyme Auto by Xingji Meizu and its affiliates. The ways of providing various functions include SDK, code Patch, APK,

and toolchain. The scope and methods of providing Flyme Auto Service for different vehicle model projects are subject to the technical agreement signed by the parties for the vehicle model project.
1.4Flyme Design: the interaction, visual, and motion design provided by Xingji Meizu and its affiliates for Flyme Auto based on the design concept of 'Alive Design', including icons, themes, notifications, lock screens, desktops, settings, design of various application modules corresponding to the entire cockpit system, as well as relevant designs for hardware devices such as instruments, head-up displays, and cockpit displays.
1.5Flyme Auto Cockpit Cloud Service: the basic services designed, developed, and provided by Xingji Meizu and its affiliates to the intelligent cockpit system and intelligent cockpit ecosystem applications in the automotive field, including application deployment, storage, computing, networking, big data, etc., to ensure business stability and provide users with a stable intelligent cockpit experience.
1.6Licensed Products: the Flyme Auto series products and services provided by Xingji Meizu to ECARX and authorized to ECARX to promote and sell to its customers in the Licensed Area in the automotive field, including Flyme Auto Intelligent Cockpit Solutions and derivatives, Flyme Design, and Flyme Auto Cockpit Cloud Service. The actual Licensed Product scope used in different vehicle model projects shall be subject to the technical agreement signed by the parties for that vehicle model.
1.7Customer/Target Customer: the customers ECARX is authorized to promote and sell licensed products in the automotive field in the Licensed Area, including automotive OEMs and/or upstream suppliers of OEMs.
1.8Mainline version major version iteration: the mainline version iteration of the Flyme Auto Intelligent Cockpit Solution, including design upgrades, feature upgrades, and experience improvements.
1.9Licensed Area: Global.

Article 2License of Flyme Auto Intelligent Cockpit Solution

2.1Licensed Content

2.1.1The parties agree that, for the application, promotion, and sales of the Flyme Auto Intelligent Cockpit Solution in the automotive field in the Licensed Area, Xingji Meizu grants ECARX the following rights during the term of the Agreement:

（1）Sell the Licensed Products to customers in the Licensed Area in the automotive field. Moreover, when Xingji Meizu directly or through other third parties obtains commercial opportunities to sell the Licensed Products, Xingji Meizu shall, to the extent reasonably practicable, promptly refer such commercial opportunities to ECARX;
（2）Regarding the Licensed Products, under the same conditions, Xingji Meizu shall prioritize to ensure and meet the development requirements and supply needs proposed by ECARX. During the License Period, Xingji Meizu shall notify ECARX in advance and, under the same conditions, prioritize the application of any upgrades, iterations, improvements, optimizations and the like to the Licensed Products to the customer product projects supplied by ECARX when requested by ECARX.
（3）For the sales of the Licensed Products, when ECARX and any other third party are seeking commercial cooperation opportunities with the same customer, Xingji Meizu shall give priority to cooperating with ECARX, assisting ECARX in jointly promoting and obtaining business cooperation opportunities with potential target customers.
（4）ECARX has the right to independently or entrust third parties other than Xingji Meizu and its affiliates to conduct secondary development of the Flyme Auto Intelligent Cockpit Solution or add new capabilities based on it. However, if ECARX sells the products formed after secondary development or adding new capabilities, and still uses the name of the product as 'Flyme Auto' ('derivative product') or accesses domain names owned by Xingji Meizu and its affiliates such as flymeauto.com, ECARX shall deliver such derivative products to Xingji Meizu for testing and certification. With the prior written consent of Xingji Meizu, ECARX may sell the formed derivative products in the Licensed Area. For the avoidance of ambiguity, Xingji Meizu has the right to separately charge ECARX for the sales of derivative products based on the Licensed Products developed by ECARX. At the same time, ECARX agrees to authorize Xingji Meizu to use the derivative products, and the parties shall negotiate separately on the aforementioned fee matters.
（5）For the sales of Flyme Auto Intelligent Cockpit Solution and other related derivative products in the Licensed Area based on the products formed by ECARX according to the aforementioned item (2), ECARX will be fully responsible for the promotion, marketing, and pricing of such products in the Licensed Area. Notwithstanding the above agreement, Xingji Meizu has the right to carry out publicity and promotion activities for the Licensed Products, Flyme Auto/Flyme Auto Service/Flyme Auto Core/Flyme Design and other brands and products, including but not limited to online, offline news/social/advertising media, press conferences, etc.; Xingji Meizu may, at the request of ECARX, provide the arrangements and content of publicity and promotion activities to ECARX in advance.
2.1.1Xingji Meizu also owns the Flyme Auto Cockpit Cloud and corresponding intellectual property rights, and target customers need to use the Cockpit Cloud when using the Flyme Auto Intelligent Cockpit Solution and/or Flyme Auto Service. Therefore, Xingji Meizu agrees to authorize ECARX to use and sell the Cockpit Cloud in the Licensed Area for the purpose of using with Flyme Auto Intelligent Cockpit Solution and/or Flyme Auto Service.
2.1.2Xingji Meizu also owns the Flyme Design and corresponding intellectual property rights, and target customers need to use Flyme Design when using the Flyme Auto Intelligent Cockpit Solution. Therefore, Xingji Meizu agrees to authorize ECARX to use and sell Flyme Design in the Licensed Area for the purpose of using with Flyme Auto Intelligent Cockpit Solution.
2.1.3The Licensed Products include several modules that can be used independently. ECARX has the right to sell independently usable modules (such as Flyme Link) separately to target customers. When Xingji Meizu intends to split the aforementioned independently usable modules and combine them with its own or other third-party technological achievements to form the products similar to the Licensed Products, ECARX has the priority to use similar products under the same conditions. For the avoidance of ambiguity, Xingji Meizu has the right to separately charge ECARX for the sale of the aforementioned 'independently usable modules' and similar products to external parties, and the parties shall negotiate separately on the fees.
2.1.4Despite the provisions of the Agreement, the parties agree that Xingji Meizu may independently negotiate and agree with the relevant rights holders of the vehicles of Polestar brand on the licensing and use of the Flyme Auto Intelligent Cockpit Solution on the vehicles of Polestar brand , without being limited by the Agreement.

2.2License Period

2.1.1ECARX enjoys all the Licensed Contents in accordance with Article 2.1 of the Agreement from the effective date of the Agreement, and the term of validity is three years (referred to as the 'License Period'). At least six (6) months before the expiration of the License Period, the parties shall commence friendly negotiations on whether to continue the license after the expiration of the License Period and the related conditions for continuing the license.
2.1.2For the avoidance of doubt, at the expiration of the License Period (including the mutually agreed extension of the License Period), regardless of whether the parties agree to continue the license and whether they reach an agreement on the conditions for continuing the license, the vehicle model projects of the Licensed Products and related derivative products that have been loaded, used, or for which the parties have signed designated agreements before the expiration of the License Period shall not be affected, and ECARX shall have the right to continue production and sales without the need to pay an entry fee to Xingji Meizu for the continued use. However, the other fees agreed to be paid by ECARX to Xingji Meizu in the relevant technical agreements/orders signed by Xingji Meizu for the aforementioned vehicle model projects are not subject to the limitation of the License Period as stipulated in the Agreement.

2.3Delivery of Licensed Contents

2.1.1The parties shall make every effort to sign separate purchase agreements and technical agreements for the Licensed Products within one month after the signing of the Agreement. The parties shall detail the development, delivery, purchase price, and other matters related to the Licensed Products in the purchase agreements and technical agreements, as well as their rights and obligations.
2.1.2For the source code delivered by Xingji Meizu, ECARX shall protect the source code delivered by Xingji Meizu to a degree not lower than that of protecting its own core source code. Without prior consent from Xingji Meizu, ECARX shall not transmit, share, or provide the source code of the Licensed Product to any third party, except in the following cases:
(1)ECARX may share the source code with its affiliates for the purpose of secondary development. For the purpose of this clause, ECARX's affiliates refer to the companies or entities directly or indirectly controlled by ECARX Holdings Inc.; the term 'control' in the preceding sentence means: (1) holding more than 50% of the equity or voting rights; (2) even if holding less than 50% of the equity or voting rights directly or indirectly, having the right to appoint more than half of the Board of Directors or similar personnel of such companies or entities, or (3) having the right to determine the business direction and operational decisions of such companies or entities through a series of arrangements such as agreements.

(2)ECARX may provide the source code to suppliers providing services to ECARX for the purpose of secondary development, but ECARX shall provide the source code of Xingji Meizu to such third parties in the same form and manner as providing its own core source code to third parties. Before providing the source code under the Agreement to third-party service providers, ECARX shall provide Xingji Meizu with the name of the third-party company, the names of the project team members, and the scope of the source code to be provided. ECARX can only provide the source code to the third party after obtaining separate written consent from Xingji Meizu, but Xingji Meizu shall reply within 5 working days after receiving ECARX's request. At the same time, ECARX shall take necessary measures to protect its core source code to ensure that Xingji Meizu's source code is not used or leaked without authorization. Before providing the source code to third-party service providers, ECARX shall sign a confidentiality agreement with the provider. ECARX agrees to treat its providers as if they were ECARX itself. Any unauthorized use or disclosure of confidential information by the provider will be deemed as unauthorized use and disclosure by ECARX, and ECARX shall be responsible for doing so.
(3)If a customer/target customer requests ECARX to provide the source code of the Licensed Product, the parties shall negotiate separately on the specific source code licensing matters of the vehicle model project in advance, and sign a written agreement on the scope, method, and cost of providing the source code for that project, unless agreed by Xingji Meizu, ECARX shall not provide the source code of the Licensed Product to the customer/target customer before signing the relevant written agreement.

Article 3Costs and Payment

3.1One-time License Fee

The parties agree that, for all the Licensed Contents stipulated in the Agreement, ECARX shall pay a lump-sum license entry fee to Xingji Meizu totaling RMB 150,000,000 (in words: RMB ONE HUNDRED AND FIFTY MILLION only) excluding taxes, according to the following timeline:
(1)ECARX shall pay RMB 50,000,000 (RMB FIFTY MILLION) within thirty (30) days after the signing of the Agreement;
(2)Pay RMB 50,000,000 (RMB FIFTY MILLION) on November 30, 2024;
(3)Pay the final remaining RMB 50,000,000 (RMB FIFTY MILLION) on November 30, 2025.
To ensure that ECARX pays each of the aforementioned fees on time, Xingji Meizu shall issue a special VAT invoice to ECARX at least 15 days before the latest due date of each installment fee, with a tax rate of 6%. When ECARX pays the aforementioned fees to Xingji Meizu, it shall also pay the corresponding VAT tax. If Xingji Meizu delays in issuing the invoice, ECARX may postpone the payment of the current fee accordingly; despite the Agreement, ECARX agrees to pay before the latest due date of each fee upon receiving the invoice issued by Xingji Meizu.

3.2Tax Fees

In addition to the tax fees agreed upon in this Article 3, any other tax fees arising from the Agreement shall be borne by ECARX and Xingji Meizu respectively.

Article 1Compliance Updates and Mainline Version Iterations

4.1The parties understand and acknowledge that the laws, regulations, and enforcement standards of the automotive networking and Internet industries are constantly changing, updating, and improving. In order to ensure the continuous legal and compliant operation of the Licensed Products, the parties are willing to work together to promote the updating and optimization of the Licensed Products. For this purpose, if there are additional compliance development costs incurred in the development and operation of the Licensed Products by Xingji Meizu, the parties shall bear them jointly, and the parties agree to negotiate additional related fees separately and sign a written agreement.

4.2Mainline Version Iterations

In order to maintain and enhance the market competitiveness of the Licensed Products, improve the satisfaction of the OEM customers and end consumers, and enhance the user experience, Xingji Meizu shall achieve at least one major iteration for the mainline version of the Flyme Auto Intelligent Cockpit Solution every year. Xingji Meizu shall promptly notify ECARX of the relevant information regarding version iteration. If ECARX or the target customers wish to apply the updated version to specific vehicle models, the parties shall negotiate separately on related matters.

4.3Other Updates During the Product Operation Period

During the operation period of the Licensed Products (as stipulated in the technical agreement signed by the parties), in addition to the compliance updates and mainline version iterations mentioned in 4.1 and 4.2 above, Xingji Meizu shall promptly notify ECARX of the relevant information if Xingji Meizu develops other content updates for the products ('updates') in order to continuously improve and optimize the user experience of the Licensed Products. If ECARX wishes to synchronize such updates to the Licensed Products, the parties shall negotiate separately.

Article 2Customized Development and Adaptation

5.1The parties are clearly aware that the Flyme Auto Intelligent Cockpit Solution delivered by Xingji Meizu will be a basic general version for application in the automotive field. If the customer requests customization and adaptation of the product for its specific vehicle model project, as well as any development needs changes during the customization, adaptation, and operation of the product, Xingji Meizu will submit a reasonable quotation based on the determined scope of work. ECARX, Xingji Meizu, and the customer shall friendly negotiate the costs and payments arising from such customization, adaptation and operation, and shall separately sign relevant agreements.

Article 3Compliance Review of Overseas Projects

6.1As of the date of signing the Agreement, the Licensed Product is still a product developed specifically for vehicle model projects sold and used only in mainland China. If the vehicle model project carrying the Licensed Product plans to be sold in countries or regions outside mainland China in the future, ECARX shall make every effort to notify Xingji Meizu in writing at least 8 months in advance. The parties shall work together with the customer to explore the feasibility compliance solutions for the overseas sales and use of the Licensed Product (including but not limited to personal information protection, data security, intellectual property rights, business license qualifications, car networking compliance, etc.), cooperate with each other, and work together with the customer to promote the implementation of compliance solutions. The parties shall review, examine, adjust, rectify, and take other necessary actions on the compliance of the Licensed Product in the overseas countries and regions based on the compliance solutions and division of responsibilities agreed upon through negotiation.
6.2After the Licensed Products are delivered, if there are changes or updates in the applicable laws and regulations of the sales location, the parties shall jointly implement a compliance solution based on negotiation to ensure the continuous legal and compliant operation of the Licensed Products, and the compliance rectification, operation costs, and expenses arising therefrom shall be borne jointly by the parties.
6.3The parties acknowledge that the guarantees and commitments of legal compliance and intellectual property non-infringement made by Xingji Meizu to ECARX under the Agreement regarding the Licensed Products are limited to the mainland China region. If there are plans in the future to sell or promise to sell vehicle model projects carrying the Licensed Products in countries or regions outside mainland China, the parties shall sign a separate written agreement to specify the specific cooperation details, rights and obligations, as well as matters related to legal compliance, non-infringement guarantees and responsibilities outside mainland China.

Article 4Trademark Usage

7.1The parties agree that the trademark application rights of Flyme Auto and Flyme Auto Service, as well as the trademark rights and copyrights generated after the application, belong to Xingji Meizu.
7.2Xingji Meizu agrees that ECARX can use the relevant trademarks, company names, logos, and contents of the Licensed Products such as Xingji Meizu, 'MEIZU', 'Flyme Auto', 'Flyme Auto Service' for promotion and sales of the Licensed Products in the Licensed Area in the automotive field according to the Agreement, provided that ECARX complies with the usage guidelines provided by Xingji Meizu. When ECARX implements public promotion using related trademarks, logos and content materials, it shall obtain prior written confirmation from Xingji Meizu, but Xingji Meizu shall promptly provide feedback and shall not unreasonably refuse ECARX's public use.
7.3ECARX authorizes Xingji Meizu to use the related trademarks, corporate names and logos of ECARX such as 'ECARX' in the design, development, promotion and publicity activities of the Licensed Products. ECARX will also friendly assist Xingji Meizu in obtaining customer authorization to use the related trademarks, corporate names, and logos of the cooperative vehicle brand in the publicity and promotion activities of the Licensed Products, provided that Xingji Meizu complies with the usage guidelines provided by ECARX and/or the customer. When Xingji Meizu implements public promotion using related trademarks, logos, and content materials, it shall obtain prior written confirmation from ECARX, but ECARX shall promptly provide feedback and shall not unreasonably refuse Xingji Meizu's public use.

Article 5Network Security and Personal Information Protection

8.1The parties understand and acknowledge that due to the different roles of Xingji Meizu, ECARX, and the target customers in providing services to end users, the rights and obligations of network security and personal information protection that each party shall bear are not entirely the same. Therefore, although in the future, ECARX will sign relevant sales agreements with target customers as the seller of Licensed Products, unless otherwise agreed by the parties, it is explicitly stated here that ECARX does not participate in activities related to the processing of personal information during the operation of Licensed Products. ECARX, Xingji Meizu, and the customer do not have a relationship of joint processing or entrusted processing. Xingji Meizu shall negotiate data processing matters with the customer independently and sign a separate agreement related to data processing.

Article 6Intellectual Property Rights

9.1Before the signing of the Agreement, all intellectual property rights belong to the respective party.
9.2After the signing of the Agreement, the content and intellectual property rights developed independently by one party in the process of fulfilling the Agreement belong to that party. For the purpose of this clause, 'independently developed' refers to research and development activities carried out by one party completely independently without using, referencing, or relying on any research and development results or content of the other party, and/or without the other party's involvement in any or all of the research and development processes. Despite the aforementioned agreement, during the development process of the Licensed Product, Xingji Meizu's use of the baseline code, SDK, API interfaces, development tools provided by ECARX, and other situations excluded by mutual agreement (if any), does not affect the recognition of Xingji Meizu as an independent developer of the Licensed Product and the owner of the intellectual property rights of the Licensed Product.
9.3The parties may friendly negotiate further obligations and responsibilities of each party in the cooperation development agreement, as well as the ownership and commercial use of new knowledge results generated in the joint development activities.
9.4Unless specifically agreed in the Agreement or mutually agreed by the parties, one party shall not use or allow a third party to use the results of the other party without consent. Regarding jointly owned knowledge results, each party is not required to obtain permission from the other party before using or implementing them; however, without the consent of the co-owner, neither party may license the other party to use or implement jointly owned intellectual property results.
9.5For the Licensed Products under the Agreement, Xingji Meizu guarantees:

(1)As of the date of signing of the Agreement, to the best knowledge of Xingji Meizu, the intellectual property rights owned by Xingji Meizu in the Licensed Products do not infringe upon the intellectual property rights of any third party in the mainland of the People's Republic of China; for third-party intellectual property rights included in the Licensed Products, there is also no infringement of the intellectual property rights of any third party, or any intellectual property disputes with third parties.

(2)As of the date of signing of the Agreement, Xingji Meizu has not received any notice or claims from third parties alleging infringement of their intellectual property rights; there is no ongoing or pending intellectual property infringement dispute or lawsuit with any third party; no notification, administrative or judicial order, injunction, investigation, inquiry related to intellectual property infringement have been received from the competent administrative or judicial authorities in the Licensed Area.
(3)Unless otherwise agreed in the Agreement, as of the date of signing of the Agreement, to the best knowledge of Xingji Meizu, the signing of the Agreement between Xingji Meizu and ECARX, as well as ECARX's sales and use of the Licensed Products in accordance with the terms of the Agreement, will not cause ECARX and its customers using the Licensed Products to infringe the intellectual property rights of any third party. If Xingji Meizu directly uses third party intellectual property rights in the knowledge results provided, and the rights holder of such third-party intellectual property rights files an intellectual property infringement lawsuit against ECARX, Xingji Meizu shall compensate ECARX for any losses incurred as a result.
9.6Xingji Meizu is aware that it is crucial for ECARX and customers who have purchased the Licensed Products that the Licensed Products do not infringe upon the intellectual property rights of any third party. If after the signing of the Agreement, Xingji Meizu becomes aware of or discovers that the aforementioned warranties have changed, Xingji Meizu shall promptly notify ECARX in writing and the parties shall friendly negotiate a resolution.
9.7At any time after the signing of the Agreement, if a third party alleges, notifies, or accuses (collectively referred to as 'accusations') to one party of the Agreement or to customers who have purchased the Licensed Products that the Licensed Products infringe the intellectual property rights of such third party, the party shall promptly inform the other party upon receiving or becoming aware that the customer has received such intellectual property infringement notice. The aforementioned accused intellectual property rights holder, upon receiving the forwarded infringement notice, shall take all necessary measures and actions within a reasonable period of time, including but not limited to
(1)making every effort to actively respond, so as to cause the third party to withdraw the accusations or reach a settlement with the third party;
(2)actively and promptly providing alternative solutions to replace or substitute the alleged infringing intellectual property content of others.
If either party is unable to achieve the above two methods, either party has the right to unilaterally stop using, delist, delete, or block infringing content in the Licensed Products in accordance with the provisions of applicable laws and regulations. The parties shall jointly negotiate and resolve disputes with such third parties. If Xingji Meizu is liable for compensation, the negotiation/settlement/dispute resolution plan must be confirmed in writing by Xingji Meizu in advance. Xingji Meizu shall take necessary measures and actions within the reasonable scope of commercial practices to ensure that ECARX continues to sell the Licensed Products and customers continue to use the Licensed Products without being affected, and shall bear all expenses, costs, and compensate ECARX for all losses incurred as a result.

Article 7Confidentiality

10.1In the process of negotiating, signing, and performing the Agreement, the information disclosed by one party ('disclosing party') to the other party ('receiving party'), whether disclosed orally or in writing, in any form, and whether marked with the word 'confidential' or not, shall be deemed as confidential information of the disclosing party, except for: (a) information known to the public not due to the fault of the receiving party; (b) information obtained by the receiving party in a legitimate manner from a third party who lawfully owns and has the right to disclose such confidential information; or (c) information independently developed by the receiving party without relying on, referencing, borrowing, or using the disclosing party's confidential information.
10.2The receiving party shall protect the disclosing party's confidential information to a degree not less than that which it protects its own similar confidential information. Unless otherwise agreed in the Agreement, the receiving party shall not disclose or provide the confidential information to any third party without the prior written consent of the disclosing party; however, for the purpose of performing the Agreement, the receiving party may disclose the confidentiality agreement to the company directors and employees, as well as its affiliates and their directors and employees ('representatives') based on the principles of minimization and necessity, without the prior written consent of the disclosing party, provided that these representatives are clearly aware of the receiving party's confidentiality obligations and shall be subject to no less than the receiving party's confidentiality obligations.
10.3Before the signing of the technical agreement for a specific vehicle model project, one party may disclose confidential information to the other party for the purpose of product research and commercial negotiations, including but not limited to design documents, product requirement documents, SDK, source code, etc. The parties understand and acknowledge that such confidential information is only for the purpose of product research and commercial negotiations for specific vehicle model projects, and the disclosure of such confidential information by the disclosing party to the receiving party does not constitute a permission for the receiving party to license any third party applications or implementations. Before signing a technical agreement for a specific vehicle model project, the receiving party shall not use the confidential information for other vehicle model projects or for any commercial purposes.
10.4If the receiving party needs to provide the confidential information to the aforementioned competent authorities in accordance with applicable laws and regulations, regulatory requirements, administrative or judicial orders, without violating applicable laws, orders, notices, etc., the receiving party shall notify the disclosing party as soon as possible so that the disclosing party can seek remedies, disclose and provide the confidential information to the competent authorities to the minimum extent possible.
10.5Regardless of any contrary provisions in the Agreement, if one party needs to disclose the relevant content of the Agreement in the public market according to the rules of the U.S. Securities and Exchange Commission ("SEC"), the Nasdaq Stock Market, the Hong Kong Stock Exchange, and other applicable listing rules, the other party shall not be bound by the confidentiality obligations under this clause, and shall have the right to disclose the mutual agreement reached by the parties and the content of the Agreement as required by the relevant rules, without the consent of the other party. However, ECARX agrees to notify Xingji Meizu in advance of the proposed disclosure content without violating applicable laws and listing rules.

Article 8Liability of Breach of Contract

11.1The parties shall exercise their rights properly, fulfill their obligations, and ensure the smooth implementation of the Agreement. If either party fails to fully and timely perform its obligations, or violates the guarantees or commitments under the Agreement, it shall be deemed as a breach.
11.2Either party may, upon becoming aware of the other party's breach, issue a notice of breach to the breaching party, requesting the breaching party to take effective and reasonable remedial measures to correct its breach. The breaching party taking remedial measures does not prevent the non-breaching party from demanding compensation for the losses suffered as a result.
11.3The parties understand and acknowledge that allegations, disputes, or claims of illegality, violation, or infringement resulting from the following circumstances shall not be considered a breach by Xingji Meizu under the Agreement, and Xingji Meizu shall not bear any responsibility:
(1) Resulting from the unauthorized use of the Licensed Products beyond the scope defined in Article 2 of the Agreement without prior written permission from Xingji Meizu;

(2) Resulting from standard essential patents (but in the case of infringement caused by standard essential patents that require Xingji Meizu to obtain a license by mutual agreement, Xingji Meizu shall still be liable as stipulated in the Agreement).
(3) Resulting from the new knowledge achievements produced after the secondary development of the Licensed Products by ECARX, customers themselves, or third parties other than Xingji Meizu and its affiliates;
(4) Resulting from the software, hardware, data, and information provided by ECARX or customers;
(5) Resulting from the combination of the Licensed Products by ECARX or customers with other software and/or hardware products, and if such combination is not made, there would be no third-party claims of intellectual property infringement on the Licensed Products;
(6) Other accusations not solely caused by the fault of Xingji Meizu, but Xingji Meizu shall bear responsibility to ECARX in proportion to its fault;
(7) Despite the provisions of this clause, the parties will further agree in the relevant agreements for the purchase of Licensed Products by ECARX in specific vehicle model projects, on the responsibilities related to delayed delivery and breach of contract due to intellectual property disputes involving third-party rights holders.
11.4Losses referred to under the Agreement shall mean direct economic losses, including but not limited to reasonable rights protection expenses incurred by the defaulting party in safeguarding its legitimate rights and interests (including but not limited to attorney's fees, arbitration fees, etc.).
11.5Regardless of whether the Agreement or any other relevant agreements signed by the parties have contrary provisions, Xingji Meizu's total liability for all compensation borne by ECARX for the Licensed Products shall not exceed the direct economic losses incurred by ECARX due to Xingji Meizu's fault in compensating customers for the Licensed Products, as well as the costs and expenses incurred by ECARX. For specific vehicle model projects, ECARX shall, before signing the relevant agreement for specific vehicle model project with Xingji Meizu or starting the development work of the specific vehicle model project (whichever is earlier), explain to Xingji Meizu the full scope of compensation liability that Xingji Meizu needs to bear for the specific vehicle model project, including the calculation basis.
11.6If there are special provisions on liability for breach in other terms under the Agreement, they shall prevail.

Article 9Termination and Rescission

12.1The Agreement shall automatically terminate under the following circumstances:
(1)The term of license specified in the Agreement expires and the parties fail to reach an agreement on the renewal of the Agreement;
(2)The parties agree to terminate the Agreement during the term of license;
(3)If one party applies for bankruptcy or liquidation, or is sealed, disposed of, or subject to compulsory enforcement leading to the inability of that party to continue operating, the other party has the right to request the termination of the Agreement in writing, and the Agreement shall terminate immediately upon the other party's receipt of the written notice;
(4)As otherwise agreed in the Agreement or by the parties.
12.2If the Agreement is terminated early due to the fault of ECARX, ECARX still needs to continue to pay Xingji Meizu a one-time license fee in accordance with the time limit specified in Article 3.1 of the Agreement.
12.3Continue to be valid. When the Agreement is terminated and not renewed, Articles 4 (Compliance Updates and Mainline Version Iterations), 8 (Network Security and Personal Information Protection) to 14 (Miscellaneous) of the Agreement shall not be affected and shall continue to be valid.

Article 10Applicable Laws and Dispute Resolution

13.1Applicable laws. The Agreement is governed by the laws of the People's Republic of China; for the purposes of the Agreement, the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan are not included.
13.2Dispute resolution. Any disputes, conflicts, or claims arising from the signing, performance, termination and other matters of the Agreement shall be resolved through friendly negotiation by the parties. If the disputes cannot be resolved through friendly negotiation, either party has the right to submit the dispute to the Wuhan Arbitration Commission for resolution.

Article 11Miscellaneous

14.1Severability. If any provision of the Agreement is determined to be invalid under applicable law, the remaining provisions shall not be affected and shall continue to be valid. For provisions that are deemed invalid, the parties may friendly negotiate and redraft provisions that do not violate applicable law to replace the invalid provisions, but the parties shall still abide by and not contradict the true intentions expressed by the parties when establishing the original provisions.
14.2Amendment. Any modifications, supplements, or corrections to the Agreement shall be made in writing and signed by authorized representatives or confirmed in other form mutually agreed upon manners.
14.3Signing and Effectiveness. The Agreement shall come into effect after being stamped with the official seal or contract seal of the parties. The Agreement is in duplicate, with each party holding one copy, both having equal legal effect.

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This page has no text and is the signature page of the 'Flyme Auto Intelligent Cabin Solution License Agreement' between ECARX (Hubei) Tech Co., Ltd. and Hubei Xingji Meizu Group Co., Ltd.

ECARX (Hubei) Tech Co., Ltd. (Official Seal/Contract Seal)

/s/ Shen Ziyu

Hubei Xingji Meizu Group Co., Ltd. (Official Seal/Contract Seal)

/s/ Peng Fan